AGU ENTERTAINMENT CHANGES ITS NAME TO

THE TUBE MEDIA CORP

Fort Lauderdale, FL - March 2, 2006 - AGU Entertainment (AGUE:OB) whose principal business is the operation of a 24-hour digital music network has announced that it has changed its name to The Tube Media Corp. This name change was made to better identify with the Company’s primary business.

“Our shareholders and the investment community will better identify our Company with The TUBE Music Network, Inc. (“The TUBE”) an ambitious new network that speaks to the evolving world of digital television transmission,” commented John W. Poling, CFO.

The Company’s common stock is quoted on the Over-The-Counter Bulletin Board under the symbol “AGUE.” The Company has notified the Over-The-Counter Bulletin Board of the change in its name and CUSIP number and expects to be assigned a new symbol.

For more information, please visit our web site at www.tubemediacorp.com

THE TUBE Music Network is the only all-music network on television. Created by Les Garland, one of the originators of music on television and co-founder of MTV, VH1 and The Box, the focus of THE TUBE is on music and the artists that have shaped the music industry. The first distribution partner for THE TUBE is Raycom Media, one of the leading independent group broadcast owners in the country and purveyor of over 13% of U.S. television households. Key Raycom markets include Cincinnati, Cleveland, Memphis, Baton Rouge, West Palm Beach, Albuquerque and Knoxville.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand; market acceptance of the Company's e-business initiative; changes in the service mix; ability of the Company to complete acquisitions; and the risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. The words ``believe,'' ``estimate,'' ``expect,'' ``intend,'' ``anticipate'' and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward- looking statement, whether as a result of such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Media Contact	Investor Contact
Barry Kluger	Judy Crowhurst
480-703-8135	954-714-8100
bkluger@thetubetv.com	jcrowhurst@aguent.com